                                                                   EXHIBIT 23.01

                         CONSENT OF INDEPENDENT AUDITORS

To Hartford Life, Inc.:

We consent to the incorporation by reference in Registration Statements No. 333-28805 and 333-28807 on Forms S-8 and Registration Statement No. 333-21865 and 333-56283 on Form S-3 of Hartford Life, Inc. ("Company") of our report dated February 25, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's changes in its method of accounting for [a] goodwill and infinite -living intangible assets in 2002, [b] derivative instruments and hedging activities in 2001 and [c] recognition of interest income and impairment on purchased and retained beneficial interests in securitized financial assets in 2001), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2003.

Deloitte & Touche LLP
Hartford, Connecticut
February 25, 2004